EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of this 10th day of July, 1997 by and between RENTRAK CORPORATION, an Oregon corporation (hereinafter referred to as "Employer"), and MICHAEL
R. LIGHTBOURNE (hereinafter referred to as "Employee").

                      W I T N E S S E T H:

     WHEREAS, Employer wishes to engage Employee as Executive
Vice President of Employer; and

     WHEREAS, Employee is willing to accept employment with Employer on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the recitals set forth hereinabove which by this reference are incorporated herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1.     EMPLOYMENT

     1.01 Position and Title. Employer shall employ and engage the services of Employee, in the position of Executive Vice President for the Term of this Agreement as defined in Section 2, pursuant to the terms and conditions set forth in this Agreement.

     1.02 Duties and Place of Employment. Employee shall manage customer service and supervise communications with retail customers of Employer except for the Retailer Financing Program, unless requested to do so, function as a resource for the Sales Department as requested, and perform all other duties as may be directed by the Chief Executive Officer, President or Chief Operating Officer of Employer, including, without limitation, travel as reasonably requested. Employee shall: (i) devote his full business time during normal business hours to the business and affairs of Employer; (ii) use his best efforts to promote the interests of Employer; and (iii) perform faithfully and efficiently his responsibilities. Employee shall perform his duties at the Employer's principal executive offices which are currently located at Portland, Oregon. Subject to the terms of this Agreement, Employee shall comply promptly and faithfully with all of Employer's policies, instructions, directions, requests, rules and regulations.

     SECTION 2.     TERM and TERMINATION

     2.01 Stated Term.  Employment shall commence on July 10,
1997 and shall end on July 9, 2002 (the "End Date") or until
Employee's employment under this Agreement is terminated pursuant to this Section 2 ("Term").

     2.02 At Will Termination. Notwithstanding anything herein to the contrary, Employee's employment may be terminated at any time with or without reason, by Employer upon thirty (30) days written notice to Employee, or by Employee upon thirty (30) days written notice to Employer.

     2.03 For Cause Termination. Employee's employment may be terminated by Employer for "cause" without notice. Termination for "cause" is defined for purposes of this subsection as termination for: (i) the final conviction of Employee for a felony involving willful conduct materially injurious, harmful or detrimental to Employer; or (ii) the final adjudication of Employee in a civil proceeding for acts of omissions to act involving willful conduct materially injurious, harmful or detrimental to Employer. For the purposes of this subsection, "final conviction" and "final adjudication" shall be and mean a conviction or an adjudication, as the case may be, that is no longer appealable due to the passage of time or otherwise, and with respect to which a final judgment has been entered on the judgment roles of the court in which the action was commenced. Further, for the purposes of this subsection, no act or omission to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that employee's act or omission was in the best interest of Employer.

     2.04 Disability or Death. Employee's employment shall be terminable immediately upon Employee's death or disability. "Disability" is defined for purposes of this subsection as absence from Employee's full time duties with Employer as a result of Employee's incapacity due to physical or mental illness, such as will entitle Employee to disability benefits pursuant to the terms of the disability insurance policy referred to in Section 3.04E below. Nothing in this Section 2.04 is intended to violate any federal or Oregon State law regarding parental or family leave policies or any other applicable law.

     2.05 Termination by Employee for Good Reason. Employee's employment may be terminated by Employee at any time for "Good Reason" as that term is defined below. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. "Good Reason" shall mean a material breach by Employer of the terms of this Agreement; provided that Employee shall have no right to terminate this Agreement pursuant to this clause unless Employer has had at least 15 days to cure such failure.

     SECTION 3. COMPENSATION

     3.01 Base Salary. Commencing July 10, 1997, Employee shall be paid an annual base salary in the amount of One Hundred Seventy Thousand dollars ($170,000) ("Base Salary"). The Base Salary shall be paid to Employee in equal semi-monthly installments in arrears on the seventh (7th) and twenty-second
(22nd) day of each month, commencing as of the first semi-monthly pay period following the effective date of this Agreement.
Should the seventh (7th) or the twenty-second (22nd) day of any month not be a business day, Employee's semi-monthly installment of the Base Salary otherwise due on such date shall be paid to Employee on the business day closest to the date such semimonthly installment is due (i.e., if the seventh (7th) day of the month falls on a Saturday, the semi-monthly installment shall be paid on the preceding business day or if the seventh (7th) day of the month falls on a Sunday, the semi-monthly installment shall be paid on the next following business day). Employee's Base Salary shall be increased annually by the greater of five percent (5%) or the change in the national Consumer
Price Index, the CPI-U, for the calendar year just ended, rather than the CPI-U for the previous calendar year.

     3.02 Bonus Compensation. Employee shall receive a sign-on bonus upon execution of this Agreement in the amount of Seventy-Five Thousand Dollars ($75,000). Employee shall receive an additional bonus of Seventy-Five Thousand ($75,000) (the "Ending Bonus") on July 9, 2002 if he is still employed by Employer on that date. After the 30th month of Employee's employment pursuant to this Agreement, the Ending Bonus shall vest at the rate of 1/30 ($2,500) per month. Nothing herein shall preclude the Employer from authorizing the payment of additional compensation to Employee over and above the Base Salary at any time payable to him under this Agreement, whether as a bonus or otherwise. The payment of such additional compensation shall not operate as an amendment obligating Employer to make any similar payment or to pay additional compensation at any future time or for any future period, or be deemed to affect Employee's Base Salary in any manner. Employee will participate in whatever bonus plan is adopted by Employer including any cash bonus pools established from time to time by Employer for Corporate Executives.

     3.03 Stock options. Upon the commencement of the Term of this Agreement, Employer shall grant Employee an option to purchase One Hundred Fifty Thousand (150,000) shares of Employer's stock at the market rate as set forth in Employer's Stock Option Plan on the date of execution of this Agreement. Said options shall vest at a rate of Twenty percent (20%) per year (i.e., 30,000 options shall vest at the end of each full year of Employee's employment during the five-year Term of this Agreement). Said options shall remain exercisable until July 9, 2007.

          In addition to the aforementioned options, Employee shall be granted additional options for 10,000 shares per grant during each year that this Agreement remains in effect. The first 10,000 options shall be granted on the earliest date that such option shares are available at the lesser of the price then available or the price as of June 15, 1997. All subsequent grants of options pursuant to this paragraph shall be at a price to be set by the Board of Directors of Employer and shall be the same price at which options are offered to most other employees during the year in which the options are granted. Said options shall vest at a rate of Twenty percent (20%) per year (i.e., 2,000 options shall vest at the end of each full year of Employee's employment) and shall remain exercisable for a period of ten (10) years from the issue date.

          Should Employee's employment be terminated by Employer other than for cause prior to the expiration of this Agreement, all options granted through the date of termination will vest immediately and all annual options granted for each year of employment shall vest upon the day of such grant as if the termination had not occurred. Should Employee be terminated for cause, he shall be entitled only to those options which vested through the date of termination.

     3.04 Benefits.

               3.04A     Vacation and Holiday Pay.  As of the
          effective date of this Agreement, Employee will be entitled to: (i) accrue vacation time at the rate of four (4) weeks of paid vacation during each year of employment; and (ii) will be eligible to receive pay for Employer-paid holidays. In addition to vacation set forth above, Employee shall have forty-five (45) days (equivalent to nine weeks) of paid vacation on the date that his employment pursuant to this Agreement commences. Said forty-five (45) days of vacation may be booked into a vacation bank or, at Employer's option, paid to Employee in cash at Employee's Base Salary rate within 30 days of execution of this Agreement.

               3.04B     Insurance.  Employee shall be entitled
          to life, medical, worker's compensation, social security and state unemployment insurance benefits as provided under Employer's then current terms, policies and procedures. Employer shall reimburse Employee for the cost of continued health coverage under COBRA for the first 90 days of Employee's employment. Employer shall provide directors' and officers' liability insurance covering Employee and will indemnify and hold harmless Employee (and advance expenses) to the full extent provided in the Articles of Incorporation and Bylaws of Employer. If the directors' and officers' liability insurance coverage levels are reduced during the Term of this Agreement by Employer, then Employee may seek additional coverage and Employer shall pay up to Fifteen Thousand Dollars ($15,000) per year to reimburse Employee for such additional coverage.

               3.04C     Tuition Reimbursement.  Employee shall
          be entitled to reimbursement for all tuition, enrollment fees, and books pursuant to Employer's education assistance program. Employee shall comply with all Employer's terms, policies and procedures regarding its education assistance program.

               3.04D     Business Expenses.  During the Term of
          this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the performance of his duties pursuant to this Agreement in accordance with the policies and procedures of Employer now or hereinafter in effect.

               3.04E     Disability Insurance.  Employer shall
          purchase a disability insurance policy from Northwest Mutual Life Insurance Company, naming Employee as the beneficiary, and providing maximum benefits available to Employee in the event of Employee's partial or total disability.
          Employer shall not terminate the disability policy or allow its benefits to lapse for any reason during the Term of this Agreement. Employer shall pay all premiums due under the disability policy referred to above until the End Date.

          3.04F     Miscellaneous Benefits.  In addition to any
          other compensation or benefits to be received by Employee pursuant to the terms of this Agreement, Employee shall be entitled to receive all employee benefits which Employer now provides or may from time to time provide other executives (excluding the President/CEO) at comparable or lower level positions, except that Employee shall not be entitled to stock option grants issued to other executives in comparable or lower level positions unless grants in excess of 10,000 options are issued to such executives. In the latter case, the Employee shall be entitled to an additional grant of options in the incremental amount in excess of 10,000. For example, if executives in comparable or lower level positions are given options for 15,000 shares of stock in any year during the Term of this Agreement, then Employee would be entitled to an additional grant of 5,000 options. Employer shall also contribute to Employee's 401K Plan consistent with Employer's contributions to the 401K Plans of employees of comparable level.

     SECTION 4.     PAYMENTS UPON TERMINATION OF EMPLOYMENT

     4.01 Termination for Cause. In the event of the termination of Employee's employment by Employer for cause pursuant to
Section 2.02 within ten days of termination Employer shall pay to Employee only the Base Salary, vacation and bonuses accrued and vested stock options pursuant to Section 3 through and including the date of termination. No other compensation shall be due or payable under this Agreement in the event of a termination for Cause.

     4.02 Termination for Death or Disability. In the event of the termination of Employee's employment pursuant to Section 2.03 due to his death or disability, within ten days of termination Employer shall pay to Employee or Employee's estate or legal representative, in a lump sum, the total value of all compensation which would otherwise have been paid to Employee pursuant to Section 3, including Base Salary, bonuses, stock options and fringe benefits, less any amounts paid to Employee under the terms of the disability policy purchased by Employer pursuant to Section 3.04E and any life insurance policy purchased by Employer for the benefits of Employee's dependents. Employer shall convey to Employee or Employee's estate or legal representative all options granted to Employee during his employment, regardless of whether or not said options vested prior to Employee's death. Said options shall vest immediately and remain exercisable for a period of One (1) year from the date of death. During the period of Employee's disability, but prior to Employee's termination of Employment, Employee shall be entitled to receive all compensation as set forth in this Agreement. No other compensation shall be due or payable under this Agreement in the event of a termination due to the Employee's death.

     4.03 Other Termination by Employer. In the event of termination of Employee's employment by Employer for any reason other than a termination for cause or termination for death or disability pursuant to Sections 2.03 and 2.04, or in the event of a termination by Employee for good reason pursuant to Section 2.05, Employer shall pay to Employee the Base Salary accrued pursuant to Section 3.01 as of the date of termination plus severance payments in an amount equal to Employee's Base Salary and bonsues, payable in installments as if still employed, through the end of this Agreement (the "Severance Period"), provided, however, that Employer's obligation shall be reduced by the amount of Remuneration received by Employee from all other employment during the Severance Period. Employee shall continue to receive stock options, to vest in issued options and to receive other fringe benefits through the end of this Agreement. For the purposes of this Agreement, "Remuneration" shall be defined to include cash payments, the face value of any promissory notes issued to Employee, regardless of the terms of payment or whether payment is ever received, stock or stock options valued as of the day granted, or any other compensation given in any form whatsoever.

     4.04 Other Termination by Employee. In the event of the termination of Employee's employment by Employee other than for good reason pursuant to Section 2.05, within ten days of termination Employer shall pay to Employee only the amount of Base Salary accrued pursuant to Section 3.01 through and including the date of termination. No other compensation shall be due or payable under this Agreement in the event of a such a termination.

     4.05 Severance/Renewal. Employer and Employee will negotiate a new five-year agreement in good faith prior to July 10, 2001. Alternatively, Employer may notify Employee prior to such date that Employer does not intend to extend Employee's employment. In the event of non-renewal or termination of this Agreement for any reason other than for cause as defined in 2.03, Employee shall receive one year's salary continuance at the Base rate following expiration of this Agreement in addition to any compensation payable under 4.03.

     4.06 Except as set forth in this Section 4, no other compensation shall be due or payable to Employee upon termination of his employment.

     4.07 Right to Decline Payments. Employee, in his sole and absolute discretion, shall have the right to decline all or a portion of any payments under this Agreement.

     SECTION 5.     PERSONAL NATURE

     This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. Employee hereby grants to Employer the right to use Employee's name, likeness and/or biography in connection with the services performed by Employee hereunder and in connection with the advertising or exploitation of any project with respect to which Employee performs services hereunder.

     SECTION 6.     NOTICES

     Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed duly served and given when personally delivered to the party to whom such notice or communication is directed or, in lieu of such personal service, when deposited in the United States mail, certified, return receipt requested, first class postage prepaid, addressed as follows:

          EMPLOYER:      Rentrak Corporation
                              One Airport Center
                              7700 N.E. Ambassador Place
                              Portland, Oregon 97220
                              Attn: Ron Berger

          EMPLOYEE:      Michael R. Lightbourne
                              P.O. Box 510
                              Gresham, Oregon  97030

     Each party may change its address for purposes of this Section by giving written notice of such change in the manner provided for in this Section.

     SECTION 7.     MISCELLANEOUS PROVISIONS.

     7.01 Attorneys' Fees; Disputes Concerning Termination. Should it become necessary for any party to bring an action, including arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, each party shall pay its own attorneys' fees including those incurred in resolving the dispute prior to initiation of any litigation and at trial and on any appeal.

     7.02 Applicable Law and Venue. This Agreement is executed and intended to be performed in the State of Oregon and the laws of such State shall govern its interpretation and effect. If suit is instituted by any party hereto or by any other party for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the Circuit Court of the State of Oregon in and for the County of Multnomah.

     7.03 Integration. Employee has executed an Incentive Stock Option Agreement (a copy of which is attached hereto as Exhibit
A), and an Employee Confidentiality and Noncompetition Agreement (a copy of which is attached hereto as Exhibit B) which remain in effect and are incorporated into the terms and conditions of employment under this Agreement. Except as set forth in the preceding sentence, this Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations, or understandings, whether oral or written, between the parties with respect thereto.

     7.04 Heirs and Assigns. Subject to any restriction on assignment contained herein, this Agreement shall be binding upon and shall inure to the benefit of the respective party's heirs, successors and assigns. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger or consolidation in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of the assets of Employer. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding on and inure the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

     7.05 Severability. Any provision in this Agreement which is, by competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability or such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement.

     7.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     7.07 Captions. The headings and captions herein are inserted solely for the purpose of convenience of reference and are not intended to govern, limit, or aid in the construction of any term or provision hereof.

     7.08 Execution. Each of the parties hereto shall execute, acknowledge and deliver any instrument necessary to carry out the provisions of this Agreement.

     7.09 Construction. This Agreement has been prepared by legal counsel for Employer. Employee has been advised of and by his execution hereof acknowledges, that he has exercised the right to have this Agreement reviewed by his own separate legal counsel. This Agreement has been negotiated at arms' length and Employee has had the benefit of legal counsel and, accordingly, this Agreement shall not be construed against either of the parties.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

EMPLOYER:
RENTRAK CORPORATION,
an Oregon corporation

By: s/s Ron Berger
     Ron Berger, President


I acknowledge that I have read and agree to the foregoing
Agreement.


EMPLOYEE                      s/s Michael R. Lightbourne
                              Michael R. Lightbourne